Exhibit 99.1

Sunoco LP Announces 2Q 2015 Financial and Operating Results and

9th Consecutive Distribution Increase

•	Distribution increased 7.5% versus 1Q 2015, 33.4% versus 2Q 2014 levels
•	Acquisition of Susser Holdings in 3Q to increase Partnership’s exposure to high-growth retail markets

Conference Call Scheduled for 9 a.m. CT (10:00 a.m. ET) on Thursday, August 6

HOUSTON, August 5, 2015 - Sunoco LP (NYSE: SUN) today announced financial and operating results for the three months ended June 30, 2015 and provided an update on recent developments.

Adjusted EBITDA(1) attributable to partners totaled $55.5 million, compared with adjusted EBITDA attributable to partners of $15.6 million in the second quarter of 2014.  Adjusted EBITDA attributable to partners excluding transaction related expenses totaled $58.2 million.  Distributable cash flow attributable to partners, as adjusted(1)  was $39.3 million, compared to $13.7 million a year earlier and distributable cash flow per common unit was $0.9506.  The favorable year-over-year comparisons primarily reflect the contributions from the dropdown acquisitions of a 31.58 percent interest in the wholesale fuel distribution business of Sunoco, LLC in April 2015 and the MACS convenience stores in October 2014 from SUN’s parent, Energy Transfer Partners, L.P. (NYSE: ETP), along with the purchase of Aloha Petroleum in December 2014.

Revenue was $4.2 billion, up 205.7 percent compared to $1.4 billion in second quarter of 2014. The increase was the result of the contribution of wholesale fuel distribution sales from Aloha Petroleum and SUN’s interest in Sunoco, LLC on a consolidated basis(2), merchandise and retail fuel sales from the MACS and Aloha convenience stores, higher rental income, partly offset by the impact of lower selling prices for motor fuel.

Total gross profit was $236.8 million, compared to $22.2 million in the second quarter of 2014.  Key drivers of the increase were the contribution from the previously mentioned wholesale and retail businesses and an increase in the weighted average margin per gallon of gasoline -- which is the result of higher-margin retail fuel gallons being added to the overall sales mix.

Net income attributable to partners was $34.9 million, or $0.87 per diluted unit, versus $9.6 million, or $0.43 per diluted unit, in the second quarter of last year.

On a weighted average basis, excluding noncontrolling interest, fuel margin for all gallons sold increased to 7.6 cents per gallon, compared to 3.7 cents per gallon a year ago.  Sales of higher margin retail gallons by MACS and Aloha -- along with a change in the wholesale fuel customer mix related to the Sunoco, LLC, MACS and Aloha acquisitions -- drove most of the margin increase.

Excluding the noncontrolling interest, total wholesale gallons sold in the second quarter were 967.9 million, compared with 461.8 million in the second quarter of last year, an increase of 109.6%.  This includes gallons sold to affiliate operated convenience stores, consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers.

Motor fuel gallons sold to affiliates, increased 39.2% from a year ago to 408.1 million gallons during the second quarter of 2015, excluding the noncontrolling interest.  Affiliate customers included 679 Stripes ® and Sac-N-Pac ™ convenience stores operated by ETP as well as sales of motor fuel to ETP subsidiaries for resale under consignment arrangements at approximately 85 independently operated convenience stores. Additionally, effective with the acquisition of Sunoco, LLC, affiliates also included Sunoco retail fuel and convenience store sites operated by a subsidiary of ETP, which contributed 86.8 million gallons in the quarter. Organic growth in sales through Stripes sites from new builds and same store sales growth also contributed to the increase. The Partnership realized 3.3 cent per gallon gross profit on these gallons on a weighted average basis.

Other wholesale gallons, increased from a year ago by 232.1 percent to 559.8 million gallons related to the acquisitions of 31.58% of Sunoco, LLC, MACs and Aloha.  Gross profit on these gallons was 8.2 cents per gallon, compared to 4.9 cents per gallon a year earlier driven by a change in customer mix related to the acquisitions.

Retail gallons sold by MACS and Aloha locations during the second quarter totaled 71.1 million gallons.  Gross profit on these gallons was $20.9 million, or 27.4 cents per gallon.  Merchandise sales from these locations totaled $57.0 million and contributed $14.8 million of gross profit.  On a same store sales basis, the retail business achieved 1.3% growth in fuel gallons and 7.8% on merchandise for the quarter.  As of June 30, SUN operated 155 retail convenience stores and fuel outlets in Virginia, Hawaii, Tennessee, Maryland and Georgia

On August 4, the Board of Directors of SUN’s general partner declared a distribution for the second quarter of 2015 of $0.6934 per unit, which corresponds to $2.7736 per unit on an annualized basis.  This represents a 7.5 percent increase compared to the distribution for the first quarter of 2015 and a 33.4 percent increase compared with the second quarter of 2014. This is the Partnership’s ninth consecutive quarterly increase. The distribution will be paid on August 28 to unitholders of record on August 18. SUN achieved a 1.2 times distribution coverage ratio for the second quarter.

On July 31 the Partnership completed the acquisition of Susser Holdings Corporation from an affiliate of ETP in a transaction valued at approximately $1.93 billion.  SUN paid $966.9 million in cash and issued to ETP’s subsidiaries approximately 21.98 million Class B SUN Units valued at $966.9 million.  This drop down is expected to be accretive to SUN with respect to distributable cash flow and accelerates SUN’s exposure to the fast growing retail business with its strong backlog of organic growth opportunities and EBITDA performance.

The Partnership expects to complete next week the acquisition of 28 Aziz Quick Stop convenience stores in South Texas for $41.6 million using amounts available on its revolving credit facility.  SUN plans to rebrand most of the stores to the Stripes convenience store brand.

As previously reported, on April 1, the Partnership completed the acquisition of a 31.58 percent equity interest in Sunoco, LLC, from an affiliate of ETP in a transaction valued at approximately $816 million.    A full quarter’s contribution from the Partnership’s stake in Sunoco, LLC, is included in SUN’s second quarter results.

On April 1, SUN issued $800 million of 6.375% Senior Notes due 2023 through a private offering that raised net proceeds of $786.5 million.  The majority of the proceeds were used to fund the purchase of the Partnership’s interest in Sunoco, LLC and a small portion was used to repay outstanding borrowings under its senior secured revolving credit facility.

The Partnership issued $600 million of 5.5% senior notes due 2020 on July 20 through an upsized private offering that raised net proceeds of $592.5 million. The proceeds were used to fund a portion of the purchase of Susser Holdings Corporation (“Susser”) from ETP.

Also in connection with the Susser transaction, the Partnership issued 5.5 million new common units in a public offering at a price of $40.10 per unit. The offering was completed on July 21 and raised net proceeds of $212.9 million. The Partnership also granted to the underwriters a 30-day option to purchase up to an additional 825,000 units at the same price.

As of June 30, SUN had borrowings against its $1.5 billion revolving credit facility of $724.7 million and $11.1 million in standby letters of credit, leaving unused availability of $764.2 million.

SUN’s gross capital expenditures for the second quarter excluding acquisitions totaled $48.4 million, which includes $7.0 million in maintenance capital. Of the $41.4 million in growth capital, $31.8 million was for purchase and leaseback transactions for 6 Stripes stores, and approximately $10.0 million was for growth in the 3rd party wholesale business, including new dealer and distributor supply contracts.

The Partnership currently expects capital spending for the full year 2015, excluding future acquisitions but including the additional capital spending related to our 31.58% equity interest in Sunoco LLC, to be within the following ranges (in millions)

Growth		Maintenance
Low	High	Low	High
$220	$270	$40	$50

Included in the above growth capital spending estimate are 35 to 40 new convenience stores that Stripes plans to build in 2015.

______________

1)

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income for the periods presented.

2)

On April 1, 2015 SUN acquired a 31.58% membership interest in Sunoco, LLC (“Sunoco LLC”). Because SUN has a controlling financial interest in Sunoco LLC as a result of its 50.1% voting interest, SUN’s consolidated financial statements include 100% of Sunoco LLC.

Second Quarter 2015 Earnings Conference Call

Sunoco LP management will hold a conference call on Thursday, August 6, at 9:00 a.m. CT (10:00 a.m. ET) to discuss second quarter results and recent developments.  To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.  A telephone replay will be available through August 13 by calling 201-612-7415 and using the access code 13613135#.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership (MLP) that operates more than 830 convenience stores and retail fuel sites and also distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors.  SUN conducts its business through wholly owned subsidiaries, as well as through its 31.58 percent interest in Sunoco, LLC, in partnership with an affiliate of its parent company, Energy Transfer Partners. While primarily engaged in natural gas, natural gas liquids, crude oil and refined products transportation, ETP also operates a retail and fuel distribution business through its interest in Sunoco, LLC, as well as wholly owned subsidiary, Sunoco, Inc., which operate approximately 440 convenience stores and retail fuel sites. For more information, visit the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements

This news release contains "forward-looking statements" which may describe Sunoco LP’s ("SUN") objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations, management's expectations, beliefs or goals regarding proposed transactions between ETP and SUN, the expected timing of those transactions and the future financial and/or operating impact of those transactions, including the anticipated integration process and any related benefits, opportunities or synergies.  These statements are based on current plans, expectations and projections and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: execution, integration, environmental and other risks related to acquisitions (including drop-downs) and our overall acquisition strategy; competitive pressures from convenience stores, gasoline stations, other non-traditional retailers and other wholesale fuel distributors located in SUN's markets; dangers inherent in storing and transporting motor fuel; SUN's ability to renew or renegotiate long-term distribution contracts with customers; changes in the price of and demand for motor fuel; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; SUN's ability to make and integrate acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; reliance on suppliers to provide trade credit terms to adequately fund ongoing operations; acts of war and terrorism; dependence on information technology systems; SUN's and ETP's ability to consummate any proposed transactions, or to satisfy the conditions precedent to the consummation of such transactions; successful development and execution of integration plans; ability to realize anticipated synergies or cost-savings and the potential impact of the transactions on employee, supplier, customer and competitor relationships; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of SUN's and ETP's most recently filed annual reports on Form 10-K. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Contacts

Investors:

Scott Grischow, Director of Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

Jessica Davila-Burnett, Public Relations Director

(361) 654-4882, jessica.davila-burnett@susser.com

- Financial Schedules Follow -

SUNOCO LP

CONSOLIDATED BALANCE SHEETS

(in thousands, except units)

(unaudited)

	December 31, 2014	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$67,190	$62,771
Advances to affiliates	396,376	198,646
Accounts receivable, net	193,680	226,984
Receivables from affiliates (MACS: $3,484 at December 31, 2014 and $4,862 at June 30, 2015)	24,741	33,138
Inventories, net	325,054	362,469
Other current assets	49,281	21,641
Total current assets	1,056,322	905,649
Property and equipment, net (MACS: $45,340 at December 31, 2014 and $44,554 at June 30, 2015)	1,300,280	1,376,489
Other assets:
Goodwill	863,458	814,819
Intangible assets, net	357,904	451,589
Deferred income taxes	14,893	2,509
Other noncurrent assets (MACS: $3,665 at December 31, 2014 and June 30, 2015)	18,133	27,288
Total assets	$3,610,990	$3,578,343
Liabilities and equity
Current liabilities:
Accounts payable (MACS: $6 at December 31, 2014 and June 30, 2015)	293,141	382,050
Accounts payable to affiliates	77,721	15,138
Accrued expenses and other current liabilities (MACS: $484 at December 31, 2014 and June 30, 2015)	234,899	193,796
Current maturities of long-term debt (MACS: $8,422 at December 31, 2014 and $8,380 at June 30, 2015)	13,757	13,704
Total current liabilities	619,518	604,688
Revolving line of credit	683,378	724,689
Long-term debt (MACS: $48,029 at December 31, 2014 and $46,971 at June 30, 2015)	173,383	969,732
Other noncurrent liabilities (MACS: $1,190 at December 31, 2014 and June 30, 2015)	51,062	52,817
Total liabilities	1,527,341	2,351,926
Commitments and contingencies (Note 12)
Partners' capital:
Limited partner interest:
Common unitholders - public (20,036,329 units issued and outstanding at December 31, 2014 and June 30, 2015)	874,688	880,698
Common unitholders - affiliated (4,062,848 units issued and outstanding at December 31, 2014 and 4,858,330 June 30, 2015)	31,378	49,930
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding at December 31, 2014 and June 30, 2015)	236,310	239,503
Total partners' capital	1,142,376	1,170,131
Predecessor equity	946,917	—
Noncontrolling interest	(5,644)	56,286
Total equity	2,083,649	1,226,417
Total liabilities and equity	$3,610,990	$3,578,343

Parenthetical amounts represent assets and liabilities attributable to consolidated variable interest entities of Mid-Atlantic Convenience Stores, LLC (MACS) as of December 31, 2014 and June 30, 2015.

SUNOCO LP

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except unit and per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2015	June 30, 2014	June 30, 2015
	Predecessor	Successor	Predecessor	Successor
Revenues
Retail motor fuel sales	$—	$189,894	$—	$350,655
Wholesale motor fuel sales to third parties	507,575	2,770,695	952,141	5,219,550
Wholesale motor fuel sales to affiliates	862,549	1,156,763	1,628,639	1,993,448
Merchandise sales	—	56,973	—	104,492
Rental income	4,343	23,868	8,266	46,691
Other income	1,558	7,792	3,566	15,060
Total revenues	1,376,025	4,205,985	2,592,612	7,729,896
Cost of sales
Retail motor fuel cost of sales	—	169,014	—	308,578
Wholesale motor fuel cost of sales	1,353,057	3,757,475	2,546,503	6,943,692
Merchandise cost of sales	—	42,213	—	77,038
Other	765	510	1,786	1,750
Total cost of sales	1,353,822	3,969,212	2,548,289	7,331,058
Gross profit	22,203	236,773	44,323	398,838
Operating expenses
General and administrative	5,372	27,646	10,242	52,403
Other operating	1,761	48,759	3,795	95,052
Rent	284	11,375	533	21,885
Gain on disposal of assets	(36)	(30)	(36)	(156)
Depreciation, amortization and accretion	3,333	33,230	6,659	63,466
Total operating expenses	10,714	120,980	21,193	232,650
Income from operations	11,489	115,793	23,130	166,188
Interest expense, net	(1,774)	(20,322)	(3,276)	(27,453)
Income before income taxes	9,715	95,471	19,854	138,735
Income tax (expense) benefit	(120)	480	(127)	(350)
Net income and comprehensive income	9,595	95,951	19,727	138,385
Less: Net income and comprehensive income attributable to noncontrolling interest	—	61,084	—	61,930
Less: Preacquisition income from Sunoco LLC allocated to general partner	—	—	—	24,516
Net income and comprehensive income attributable to partners	$9,595	$34,867	$19,727	$51,939
Net income per limited partner unit:
Common (basic and diluted)	$0.43	$0.87	$0.90	$1.31
Common - diluted	$0.43	$0.87	$0.89	$1.31
Subordinated (basic and diluted)	$0.43	$0.87	$0.90	$1.31
Weighted average limited partner units outstanding:
Common units - public	10,966,981	20,036,329	10,965,066	20,036,329
Common units - affiliated	79,308	4,858,330	79,308	4,460,589
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436	10,939,436
Cash distribution per unit	$0.5197	$0.6934	$1.0218	$1.3384

Key Operating Metrics

The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.

Beginning in late 2014, with the acquisition of MACS, we began operating our business in two primary operating segments, wholesale and retail, both of which are included as reportable segments. As a result, the Predecessor periods operated as one segment, wholesale, and the Successor period operated with our wholesale and retail segments.

On April 1, 2015 we acquired a 31.58% membership interest in Sunoco LLC. Because we have a controlling financial interest in Sunoco LLC as a result of our 50.1% voting interest our consolidated financial statements include 100% of Sunoco LLC. The 68.42% membership interest in Sunoco LLC that we do not own is presented as noncontrolling interest in our consolidated financial statements.

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance by segment (in thousands, except for selling price and gross profit per gallon):

	Three Months Ended
	June 30,
	2014		2015
	Predecessor		Successor
			Wholesale		Retail		Total
Revenues
Retail motor fuel sales (1)	$—		$—		$189,894		$189,894
Wholesale motor fuel sales to third parties	507,575		2,770,695		—		2,770,695
Wholesale motor fuel sales to affiliates	862,549		1,156,763		—		1,156,763
Merchandise sales	—		—		56,973		56,973
Rental income	4,343		17,403		6,465		23,868
Other income	1,558		5,349		2,443		7,792
Total revenue	1,376,025		3,950,210		255,775		4,205,985
Gross profit
Retail motor fuel	—		—		20,880		20,880
Wholesale motor fuel	17,067		169,983		—		169,983
Merchandise	—		—		14,760		14,760
Rental and other	5,136		22,241		8,909		31,150
Total gross profit	$22,203		$192,224		$44,549		$236,773
Net income and comprehensive income attributable to partners (4)	$9,595		$35,830		$(963)		$34,867
Adjusted EBITDA attributable to partners (4) (5)	$15,563		$40,080		$15,416		$55,496
Distributable cash flow attributable to partners, as adjusted (4) (5)	$13,653						$39,293
Operating Data
Total motor fuel gallons sold:
Retail					71,079		71,079
Wholesale (2)	168,574		1,254,751				1,254,751
Wholesale contract affiliated (3)	293,217		595,923				595,923
Motor fuel gross profit (cents per gallon):
Retail					27.4	¢
Wholesale (2)	4.9	¢	8.0	¢
Wholesale contract affiliated (3)	3.0	¢	3.5	¢
Volume-weighted average for all gallons	3.7	¢					7.3	¢
Retail merchandise margin					25.9%

(1)	Retail motor fuel sales include sales of motor fuel at company operated convenience stores beginning September 1, 2014.
(2)	Reflects all other wholesale transactions excluding those pursuant to the Susser and Sunoco, Inc. Distribution Contracts.
(3)	Reflects transactions pursuant to the Susser and Sunoco, Inc. Distribution Contracts at set margins as dictated by agreements.
(4)	Excludes the noncontrolling interest results of operations related to our consolidated VIE and Sunoco LLC.
(5)

We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. Effective September 1, 2014, as a result of the ETP Merger and in an effort to conform the method by which we measure our business to that of ETP’s operations, we now define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less cash interest expense including the accrual of interest expense related to our 2020 and 2023 Notes which is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments. Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income are excluded.

Pro Forma Results of Operations

We have provided below certain supplemental pro forma information for the three and six months ended June 30, 2015. The pro forma information gives effect to the 68.42% noncontrolling interest in Sunoco LLC. Pursuant to our 31.58% ownership interest in Sunoco LLC, the Sunoco LP pro forma information reflects only that equity interest in Sunoco LLC.

Management believes the pro forma presentation is useful to investors because it provides investors comparable operating data to support our Adjusted EBITDA and distributable cash flow attributable to partners.

	Three Months Ended		Six Months Ended
	June 30, 2015		June 30, 2015
	Pro Forma
	(unaudited)
	(in thousands except gross profit per gallon)

Gross profit
Retail gross profit	$20,880		$42,077
Wholesale gross profit	77,761		132,598
Total fuel gross profit	$98,641		$174,675

Operating data
Motor fuel gallons sold:
Retail	71,079		138,913
Wholesale	559,787		1,120,581
Wholesale contract affiliated	408,072		797,651
Total fuel gallons	1,038,938		2,057,145

Motor fuel gross profit (cents per gallon):
Retail	27.4	¢	29.6	¢
Wholesale	8.2	¢	7.6	¢
Wholesale contract affiliated	3.3	¢	3.2	¢

Volume-weighted average for all gallons	7.6	¢	7.4¢

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•

distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow by segment for the three months ended June 30, 2014 and 2015 (in thousands):

	Three Months Ended
	June 30,
	2014	2015
	Predecessor	Successor
		Wholesale	Retail	Total
Net income and comprehensive income	$9,595	$96,067	$(116)	$95,951
Depreciation, amortization and accretion	3,333	22,074	11,156	33,230
Interest expense, net	1,774	10,405	9,917	20,322
Income tax expense (benefit)	120	(246)	(234)	(480)
EBITDA	14,822	128,300	20,723	149,023
Non-cash stock based compensation	777	430	49	479
(Gain) loss on disposal of assets	(36)	(33)	3	(30)
Unrealized loss on commodity derivatives	—	785	—	785
Inventory fair value adjustments (7)	—	(49,319)	(1,410)	(50,729)
Adjusted EBITDA	$15,563	$80,163	$19,365	$99,528
Adjusted EBITDA attributable to noncontrolling interest	—	40,083	3,949	44,032
Adjusted EBITDA attributable to partners	15,563	40,080	15,416	55,496
Cash interest expense (6)	1,644			15,088
Current income tax expense (benefit)	105			(259)
Maintenance capital expenditures	161			4,074
Distributable cash flow attributable to partners	$13,653			$36,593
Transaction-related expenses	—			2,700
Distributable cash flow attributable to partners, as adjusted	$13,653			$39,293

(6)	Reflects the partnership’s cash interest paid less the cash interest paid on our VIE debt of $4.0 million.
(7)	Due to the change in fuel prices, we recorded a $50.7 million write-up of the LIFO value of fuel inventory during the three months ended June 30, 2015.